EX.208
                           TREATS FRANCHISE AGREEMENT


                             _____________________________
                                       FRANCHISEE


                             ___________________________________
                                    DATE OF AGREEMENT




                             ___________________________________

                             ___________________________________
                                    LOCATION OF STORE







(Readers are cautioned that the inclusion of the Company's Franchise Agreement to the Form 10-SB does not constitute an offer to sell a franchise, which can only be done through the Company's Uniform
Franchise Offering Circular ("UFOC"))



















                                    TABLE OF CONTENTS

                                         SECTION

                                   Exhibits/Attachments

1. ACKNOWLEDGMENTS AND REPRESENTATIONS
2. GRANT OF FRANCHISE
     A. TERM OF FRANCHISE
     B. RIGHTS RESERVED BY COMPANY
3. DEVELOPMENT AND OPENING OF THE STORE
     A. LEASE OF PREMISES OF STORE
     B. DEVELOPMENT OF STORE
     C. FIXTURES, EQUIPMENT, FURNITURE AND SIGNS
     D. STORE OPENING
     E. RELOCATION OF STORE
4. TRAINING AND OPERATING ASSISTANCE
     A. TRAINING
     B. OPERATING ASSISTANCE
     C. OPERATING MANUAL
5. STORE IMAGE AND OPERATING STANDARDS
     A. CONDITION AND APPEARANCE OF STORE
     B. ALTERATIONS TO THE STORE
     C. UNIFORM IMAGE
     D. FOOD & BEVERAGE PRODUCTS, SUPPLIES & MATERIALS
     E. SPECIFICATIONS, STANDARDS AND PROCEDURES
     F. COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES
     G. MANAGEMENT OF THE STORE
     H. HIRING AND TRAINING OF EMPLOYEES
     I. INSURANCE
6. ADVERTISING
     A. CREATION OF ADVERTISING FUND BY COMPANY
     B. ADVERTISING BY FRANCHISEE
     C. ADVERTISING BY APPROVED ADVERTISING COOPERATIVES
7. MARKS
     A. OWNERSHIP AND GOODWILL OF MARKS
     B. FRANCHISEE'S USE OF MARKS
     C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS
     D. DISCONTINUANCE OF USE OF MARKS
     E. INDEMNIFICATION OF FRANCHISEE
8. CONFIDENTIAL INFORMATION
9. EXCHANGE OF INFORMATION/EXCLUSIVE RELATIONSHIP
10. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION
11. FEES
     A. INITIAL FRANCHISE FEE
     B. QOYALTY AND SERVICE FEE
     C. DEFINITION OF "GROSS SALES"
     D. INTEREST ON LATE PAYMENTS
     E. APPLICATIONOFPAYMENTS
12. RECORDS AND REPORTS
     A. ACCOUNTINGANDRECORDS
     B. REPORTS, FINANCIAL STATEMENTS AND TAX RETURNS
13. INSPECTIONS AND AUDITS
     A. COMPANY'S RIGHT TO INSPECT THE STORE
     B. COMPANY'S RIGHT TO AUDIT
14. TRANSFER
     A. BY COMPANY
     B. FRANCHISEE MAY NOT TRANSFER WITHOUT APPROVAL OF COMPANY --
     C. CONDITIONS FOR APPROVAL OF TRANSFER
     D. TRANSFER TO A WHOLLY-OWNED CORPORATION
     E. DEATH OR DISABILITY OF FRANCHISEE
     F. EFFECT OF CONSENT TO ASSIGNMENT
     G. COMPANY'S RIGHT OF FIRST REFUSAL
15. RENEWAL OF FRANCHISE
     A. FRANCHISEE'S RIGHT TO RENEW
     B. NOTICE OF RENEWAL AND NON-RENEWAL
     C. RENEWAL AGREEMENTS/RELEASES
16. TERMINATION OF THE FRANCHISE
     A. BY FRANCHISEE
     B. BY COMPANY
17. RIGHTS OF COMPANY AND OBLIGATIONS OF FRANCHISEE UPON TERMINATION OR EXPIRATION OF THE FRANCHISE
     A. PAYMENT OF AMOUNTS OWED TO COMPANY
     B. DEIDENTIFICATION
     C. CONFIDENTIAL INFORMATION
     D. COVENANT NOT TO COMPETE
     E. COMPANY HAS RIGHT TO PURCHASE STORE
     F. CONTINUING OBLIGATIONS
18. ENFORCEMENT
     A. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS
     B. WAIVER OF OBLIGATIONS145
     C. PRELIMINARY INJUNCTIVE RELIEF
     D. RIGHTS OF PARTIES ARE CUMULATIVE
     E. COSTS AND ATTORNEYS'FEES
     F. ARBITRATION
     G. GOVERNING LAW/CONSENT TO JURISDICTION
     H. BINDINGEFFECT
     I. LIMITATIONS OF CLAIMS
     J. WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL
     K. CONSTRUCTION
19. NOTICES AND PAYMENTS

EXHIBIT A - DESCRIPTION OF STORE TYPE/LOCATION OF PREMISES
EXHIBIT B - COLLATERAL ASSIGNMENT OF LEASE
OWNERS JOINDER, GUARANTY AND ASSUMPTION OF OBLIGATIONS


























                       TREATS FRANCHISE AGREEMENT


THIS AGREEMENT is made and entered into as of this ______ day of _________ , 19__, by and between EMC GROUP, INC., a Florida corporation, with its principal office at 346 Tanager Court, Lakeland, Florida 33803 (the "COMPANY"), and_____________________________
________________________________________________________________
________________________________________________________________
with an address at______________________________________________
("FRANCHISEE").


P R E A M B L E S:

COMPANY franchises certain snack food shops, bakeries and cafes known as "TREATS Stores", which sell and serve specialty baked goods and desserts, including muffins, brownies, crumbles, cookies, and other food and beverage i tems for on premises consumption and carry out, and which operate with and under distinct formats, designs, systems, methods, specifications, standards and procedures, all of which may be improved, further developed or otherwise modified from time to time by COMPANY. TREATS Stores are operated under or associated with certain trademarks, service marks, logos and other commercial symbols in which COMPANY possesses proprietary rights, including "TREATS" and "NOBODY TREATS YOU BETTER" (collectively, the "Marks") and are operated pursuant to COMPANY's proprietary and confidential information.

COMPANY grants to persons, who meet COMPANY's qualifications and who are willing to undertake the investment and effort, a franchise to own and operate a TREATS Store offering the products and services approved by COMPANY and utilizing COMPANY's formats, designs, methods, systems, standards, operating procedures and the Marks.

1. ACKNOWLEDGMENTS AND REPRESENTATIONS.

FRANCHISEE acknowledges that he (or its owners) has read this Agreement and COMPANY's Franchise Offering Circular and that he (or its owners) understands and accepts the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain COMPANY's high standards of quality and service and the uniformity of those standards at all TREATS Stores in order to protect and preserve the goodwill of the Marks. FRANCHISEE acknowledges that he (or its owners) has conducted an independent investigation of the business contemplated by this Agreement and recognizes that, like any other business, the nature of the business conducted by TREATS Stores may evolve and change over time, that an investment in a TREATS Store involves business risks and that the success of the venture is largely dependent upon the business abilities and efforts of FRANCHISEE.

COMPANY expressly disclaims the making of, and FRANCHISEE acknowledges that he (or its owners) has not received or relied upon, any warranty or guaranty, express or implied, as to the revenues, profits, or success of the business venture contemplated by this Agreement. FRANCHISEE acknowledges that he (or its owners) has not received or relied on any representations of COMPANY, or its officers, directors, employees or agents, relating to the business venture contemplated by this Agreement, that are inconsistent with the statements made in COMPANY's Franchise Offering Circular or to the terms herein. FRANCHISEE further represents to COMPANY, as an inducement to its entry into this Agreement, that FRANCHISEE has made no misrepresentations in obtaining the franchise granted under this Agreement.

FRANCHISEE has applied for a franchise to own and operate a TREATS Store at the location specified hereinbelow, and such application has been approved by COMPANY in reliance upon all the representations made in such application.


2. GRANT OF FRANCHISE.

A. TERM OF FRANCHISE.

Subject to the provisions contained herein, COMPANY grants to FRANCHISEE a franchise (the "Franchise") to own and operate a TREATS Store of a type identified in Exhibit A attached hereto and made a part hereof at, and only at, the location identified in Exhibit A (the "Premises") and approved by COMPANY pursuant to Section 3 hereof (the "STORE"), and to use the Marks in the operation thereof, for a term commencing on the date of this Agreement and expiring on the earlier to occur of the date of expiration of the lease or sublease (hereinafter referred to as the "Lease") term for the Premises or fifteen (15) years from the date of this Agreement. Termination or expiration of this Agreement shall constitute a termination or expiration of the Franchise. As used in this Paragraph, "lease term" means the initial term and any option or renewal terms thereof.

B. RIGHTS RESERVED BY COMPANY.

COMPANY (on behalf of itself and its affiliates) retains the right, in its sole discretion and without granting any rights to FRANCHISEE: (a) to itself operate, or to grant other persons the right to operate, TREATS Stores at such locations and on such terms and conditions as COMPANY deems appropriate; and
(b) to sell the products and services authorized for TREATS Stores under the Marks or other trademarks, service marks, logos and commercial symbols through similar or dissimilar channels of distribution (including retail establishments other than TREATS Stores such as grocery stores, convenience stores and gas stations) and pursuant to such terms and conditions and at such locations as COMPANY deems appropriate.


3. DEVELOPMENT AND OPENING OF THE STORE.

A. LEASE OF PREMISES OF STORE.

Concurrently with the execution of this Agreement, FRANCHISEE shall enter into a Lease with COMPANY for the Premises. If COMPANY elects to permit FRANCHISEE to lease the Premises from a party other than COMPANY, at COMPANY's sole discretion, such Lease must be executed within ninety (90) days after the execution of this Agreement. Any such Lease of the Premises shall contain such terms and provisions as are reasonably acceptable to COMPANY and, at COMPANY's option, shall: (i) be collaterally assigned to COMPANY (with the consent of the lessor, if required), by a collateral assignment agreement as provided in Exhibit B to this Agreement or in form and substance reasonably acceptable to COMPANY in order to secure performance of each and every obligation of FRANCHISEE to COMPANY; and (ii) contain substantially the following provisions:

(1) "Anything contained in this lease to the contrary notwithstanding, Lessor agrees that without its consent, this lease and the right, title and interest of the Lessee hereunder may be assigned by the Lessee to EMC Group, Inc., a Florida corporation ("EMC"), or its designee."

(2) "Lessee hereby agrees that lessor may, upon the written request of EMC, disclose to EMC, all reports, information or data in Lessor's possession respecting sales made in, upon or from the leased Premises."

(3) "Lessor shall give written notice of any default by Lessee under this Lease to EMC, at its principal place of business, concurrently with the giving of such notice to Lessee, and EMC, shall have the right, in its sole discretion, to cure any such default, and if such default is cured, EMC shall have the option to exercise its collateral assignment of the lease."

COMPANY shall provide guidance and assistance to FRANCHISEE in connection with the identification and leasing of the Premises, and FRANCHISEE shall not enter into any Lease without COMPANY's written approval of the location and the terms of such Lease. If FRANCHISEE has not located an acceptable site and entered into a Lease for a COMPANY approved location within ninety (90) days after the date of this Agreement, COMPANY may, at its option any time thereafter, terminate this Agreement upon written notice. In such event, COMPANY shall refund the initial franchise fee payable pursuant to Paragraph
A of Section 11 of this Agreement, less Two Thousand Five Hundred Dollars ($2,500.00) as compensation for COMPANY's expenses incurred in connection with the sale of the Franchise and site selection, inspection and assistance. FRANCHISEE agrees and acknowledges that such refund shall be COMPANY's only obligation to FRANCHISEE. FRANCHISEE further agrees and acknowledges that, in the event of such termination, he is bound by the terms and conditions of Paragraph C of Section 17 of this Agreement.

FRANCHISEE hereby acknowledges and agrees that COMPANY's approval of a site does not constitute an assurance, representation or warranty of any kind, express or implied, as to the suitability of the site for a TREATS Store or for any other purpose. COMPANY's approval of a site indicates only that COMPANY believes the site falls within the acceptable minimum criteria established by COMPANY as of the time of the evaluation. Both FRANCHISEE and COMPANY acknowledge that application of criteria that have been effective with respect to other sites and premises may not be predictive of potential for all sites and that, subsequent to COMPANY's approval of a site, demographic and/or economic factors, such as competition from other similar businesses, included in or excluded from COMPANY's criteria could change, thereby altering the potential of a site. Such factors are unpredictable and are beyond COMPANY's control and COMPANY shall not be expectations as to revenue or operational criteria. FRANCHISEE further acknowledges and agrees that acceptance of a Franchise for the operation of a TREATS Store at the site is based on his own independent investigation of the suitability of the site.

B. DEVELOPMENT OF STORE.
responsible for the failure of a site approved by COMPANY to meet
COMPANY will furnish to FRANCHISEE prototype plans and specifications for a TREATS Store, reflecting COMPANY'S requirements for dimensions, exterior design, interior design and layout, image, building materials, fixtures, equipment, furniture, signs and decor.

Within ninety (90) days after obtaining possession of the Premises and having been furnished with the above described plans and specifications, FRANCHISEE will do or cause to be done the following:

(1) to the extent third party financing commitments have already been obtained, secure all financing required to develop the STORE as required herein;

(2) prepare, at FRANCHISEE's expense, any proposed modifications to COMPANY's prototype plans and specifications, which may be modified only to the extent necessary to comply with applicable ordinances, building codes, permit requirements and Lease or deed requirements and restrictions, and submit such modifications to COMPANY for approval prior to the commencement of construction, remodeling or build out, as applicable;

(3) obtain all required building, utility, sign, health, sanitation and business permits and licenses, and any other required permits and licenses;

(4) construct all required improvements to the Premises, purchase and install all required fixtures and equipment and decorate the Premises in compliance with the plans and specifications theretofore approved by COMPANY;

(5) purchase, in accordance with COMPANY's specifications and requirements, an opening inventory of food and beverage products, ingredients and other products and supplies required for the STORE; and

(6) establish filing, accounting and inventory control systems conforming to the requirements prescribed by COMPANY.

COMPANY will provide such consultation in connection with the development of the STORE as COMPANY deems appropriate.

C. FIXTURES, EQUIPMENT, FURNITURE AND SIGNS.

FRANCHISEE agrees to use in the construction and operation of the STORE only those brands or types of construction and decorating materials, fixtures, equipment, furniture and signs that COMPANY has approved for TREATS Stores as meeting its specifications and standards for quality, design, appearance, function and performance. FRANCHISEE shall display at the Premises only such signs, emblems, lettering, logos and display materials as are from time to time approved in writing by COMPANY for use in connection with TREATS Stores. FRANCHISEE may purchase approved brands and types of construction and decorating materials, fixtures, equipment, furniture and signs from any supplier designated or approved by COMPANY (which may include COMPANY and its affiliates). If FRANCHISEE proposes to purchase any brand or type of construction or decorating material, fixture, equipment, furniture or sign not then approved by COMPANY, or any such items from any supplier which is not then designated or approved by COMPANY, FRANCHISEE shall first notify COMPANY in writing and shall submit to COMPANY sufficient samples, specifications, photographs, drawings or other information as COMPANY may request to enable COMPANY to determine whether such brand or type of construction or decorating material, fixture, equipment, furniture or sign complies with its specifications and standards, or whether such supplier meets COMPANY's approved supplier criteria, which determination shall be made and communicated in writing to FRANCHISEE within a reasonable time. COMPANY may, in its sole discretion, refuse to approve any such item or supplier which does not meet COMPANY's specifications and standards.



D. STORE OPENING.

FRANCHISEE agrees to have the STORE ready to open for business within one hundred eighty (180) days after obtaining possession of the Premises. FRANCHISEE agrees not to open the STORE for business without COMPANY's prior written approval, which will not be granted until:

(1) COMPANY determines that the STORE has been constructed, decorated and equipped in accordance with the approved plans and specifications;

(2) FRANCHISEE and the manager of the STORE have completed all required training to COMPANY's satisfaction;


(3) the initial franchise fee and all other amounts due to COMPANY under this Agreement and any and all other related agreements to which FRANCHISEE is a party have been paid;

(4) COMPANY has been furnished with evidence of insurance coverage as required pursuant to Paragraph I of Section 5 of this Agreement; and

(5) representatives of COMPANY are available to be present at the opening of the STORE to assist FRANCHISEE with such opening, if COMPANY, deems such assistance to be advisable.

FRANCHISEE agrees to open the STORE for business within ten (10) days after receipt of such written notice of approval from COMPANY. COMPANY shall provide FRANCHISEE with such supervisory assistance and guidance in connection with the opening and initial operations of the STORE as COMPANY deems appropriate.

E. RELOCATION OF STORE.

If FRANCHISEE's Lease for the Premises terminates without fault of FRANCHISEE, or if the Premises are damaged, condemned or otherwise rendered unusable, or if in the judgment of COMPANY and FRANCHISEE there is a change in the character of the location of the STORE sufficiently detrimental to its business potential to warrant its relocation, COMPANY will grant permission for relocation of the STORE to another location which COMPANY approves and which is within a one (1) mile radius from the Premises. In the event of such relocation the new premises of the STORE will be as stated on a revised Exhibit A at such time. Any such relocation shall be at FRANCHISEE's sole expense and COMPANY shall have the right to charge FRANCHISEE for costs and expenses incurred by COMPANY in connection therewith.

4. TRAINING AND OPERATING ASSISTANCE.

A. TRAINING.

Prior to the opening of the STORE, COMPANY shall furnish, and FRANCHISEE (or an owner thereof) and manager of the STORE (if not FRANCHISEE or the Owner) shall attend, an initial training program on the operation of a TREATS Store, furnished at such place and time as COMPANY may designate. Subsequent to the opening of the STORE, COMPANY will provide training (subject to reasonable limitations prescribed by COMPANY as to frequency and time) to any new manager of the STORE. COMPANY shall have the right to require that FRANCHISEE (or such owner) or any previously trained and experienced managers complete supplemental, refresher or new product training programs during the term hereof, to be furnished at such time and place as COMPANY may designate. COMPANY may conduct optional franchisee refresher programs at such places and times as COMPANY determines. FRANCHISEE shall be solely responsible for all expenses incurred in connection with the attendance at such training programs, including, without limitation, transportation, compensation, lodging and meal expenses of all persons designated by FRANCHISEE to participate in any such training program and approved by COMPANY. COMPANY shall have the right to assess FRANCHISEE reasonable charges for training subsequent to the opening of the STORE and optional refresher programs at per diem rates established from time to time by COMPANY.

No individual may serve as a manager of the STORE unless and until such individual has completed COMPANY's training program to COMPANY's satisfaction. If, during any training program, COMPANY determines, in its sole discretion, that any proposed manager is not qualified to manage the STORE, COMPANY shall notify FRANCHISEE thereof, and FRANCHISEE may select and enroll a substitute manager in such training program. If, during the initial training program, COMPANY determines, in its sole discretion, that FRANCHISEE (or such owner) is not qualified to manage the STORE, COMPANY shall have the right to terminate this Agreement, effective upon delivery of written notice thereof to FRANCHISEE. If this Agreement is terminated, COMPANY shall refund FRANCHISEE's initial franchise fee, less Three Thousand Five Hundred Dollars ($3,500.00) as compensation for COMPANY's expenses incurred in connection with the sale of the Franchise, training and site selection, inspection and assistance. FRANCHISEE acknowledges and agrees that such refund shall be COMPANY's only obligation to FRANCHISEE. FRANCHISEE further acknowledges and agrees that, in the event of such termination, he is bound by the terms and conditions of Paragraph C of Section 17 of this Agreement. In the event of termination, COMPANY shall have the option, but not the obligation, to exercise its right to a collateral assignment of FRANCHISEE's Lease. COMPANY shall exercise such right within twenty (20) days after receipt of all written agreements relating to the Lease, including copies of all permits and licenses and such other documents as COMPANY requests, provided that if COMPANY exercises such right to a collateral assignment of the Lease, COMPANY shall reimburse FRANCHISEE for any and all of FRANCHISEE's reasonable expenses incurred in developing the Premises.

B. OPERATING ASSISTANCE.
COMPANY shall furnish to FRANCHISEE such guidance and assistance in connection with the operation of the STORE as is from time to time deemed appropriate by COMPANY. Operating assistance may consist of advice and guidance with respect to

(1) the standards, methods and operating procedures utilized by TREATS Stores;

(2) the preparation, packaging and service of food, beverage and other products and services authorized for sale by TREATS Stores;

(3) the selection, purchase and preparation of food and beverage products, and the purchase of other approved products, fixtures, equipment, signs, materials and supplies;

(4) the formulation and implementation of advertising and promotional programs; and

(5) the establishment and operation of administrative, bookkeeping, accounting, inventory control, sales and general operating procedures for the proper operation of a TREATS Store.

Such guidance shall be furnished in the form of COMPANY's Operating Manual (as defined in Paragraph C of this Section 4), bulletins or other written materials, consultations by telephone or consultations at the offices of COMPANY or at the STORE in conjunction with an inspection of the STORE. If requested by FRANCHISEE, COMPANY shall furnish additional guidance and assistance relative to the operation of the STORE or negotiating the Lease at COMPANY's per diem fees and charges established from time to time.

C. OPERATING MANUAL.

COMPANY will lend to FRANCHISEE during the term of the Franchise one (1) copy of an operating manual, which may consist of one or more manuals and other written materials relating to the operation of TREATS Stores (the "Operating Manual"). The Operating Manual shall contain mandatory and suggested specifications, standards, operating procedures and certain System Standards (as defined in Paragraph E of Section 5) that COMPANY and its affiliates prescribe from time to time for TREATS Stores and information relating to FRANCHISEE's other obligations under this Agreement. The Operating Manual may be modified from time to time to reflect changes in the image, specifications, standards, procedures, services and System Standards for TREATS Stores, provided that no such addition or modification shall alter FRANCHISEE's fundamental status and rights under this Agreement. FRANCHISEE shall keep his copy of the Operating Manual current and, in the event of a dispute relating to the contents of the Operating Manual, the master copy that COMPANY maintains at its principal office shall be controlling. FRANCHISEE may not at any time copy any part of the Operating Manual. In the event FRANCHISEE's copy of the Operating Manual is lost, destroyed or significantly damaged, FRANCHISEE shall be obligated to obtain from COMPANY, at COMPANY's then applicable charge, a replacement copy of the Operating Manual.


5. STORE IMAGE AND OPERATING STANDARDS.

A. CONDITION AND APPEARANCE OF STORE.

FRANCHISEE agrees to maintain the condition and appearance of the STORE consistent with the image of a TREATS Store as an attractive, clean and efficiently operated retail food service business, offering high quality products, efficient and courteous service and pleasant ambience. In connection therewith, FRANCHISEE shall perform or contract for the cleaning and sanitation of the Premises; disposal of stale, spoiled or unmerchantable food products; replacement of worn out or obsolete fixtures, equipment, furniture, signs and utensils; repair of the interior and exterior of the STORE and appurtenant parking areas; and periodic painting of the Premises (in accordance with the decor of the STORE prescribed by COMPANY).

FRANCHISEE further agrees to upgrade and/or remodel the Premises and its fixtures, equipment, furniture and signs as COMPANY may require from time to time, pursuant to plans and specifications which may be provided by COMPANY at such time. Such upgrading and remodeling may at any time include, without limitation, changing of the image and appearance of the STORE, provided that COMPANY shall not require a complete remodeling of the STORE which changes its image and appearance more than twice during the term of this Agreement. COMPANY shall have the right to supervise any such upgrading or remodeling.

B. ALTERATIONS TO THE STORE.
FRANCHISEE shall make no alterations to the Premises or to the appearance of the STORE, nor shall FRANCHISEE replace or alter the fixtures, equipment, furniture or signs of the STORE, without prior written approval of COMPANY. COMPANY shall have the right to cause any alterations to the STORE not previously approved by COMPANY to be removed or reversed at FRANCHISEE's expense.

C. UNIFORM IMAGE.

The presentation of a uniform image to the public is an essential element of a successful franchise system. FRANCHISEE therefore agrees to place or display at the Premises only such signs, emblems, lettering, logos and display and advertising materials as are from time to time approved in writing by COMPANY, and to offer for sale at the STORE only such types of food and beverage products and other approved products and services as COMPANY determines from time to time to be appropriate for TREATS Stores.

FRANCHISEE further agrees that the STORE will not, without prior written approval by COMPANY, offer any products or services not then authorized by COMPANY for TREATS Stores, nor shall the STORE or the Premises be used for any purpose other than the operation of a TREATS Store in compliance with this Agreement.

D. FOOD AND BEVERAGE PRODUCTS, SUPPLIES AND MATERIALS.

The reputation and goodwill of TREATS Stores is based upon, and can be maintained only by, the sale of distinctive, high quality products and services. FRANCHISEE therefore agrees that the STORE will use only those ingredients in the preparation of food and beverage products, prepare and offer for sale only those food and beverage products, use only those plates, cups, utensils, uniforms, menus, forms, packaging materials, labels and other supplies and use or offer for sale only those other products and services which conform to COMPANY'S specifications and quality standards and are purchased from suppliers approved from time to time by COMPANY (which may include COMPANY and its affiliates). COMPANY has the right to require that FRANCHISEE purchase certain proprietary products and items, including, without limitation, batter mixes and food products and items made with confidential and proprietary recipes, only from COMPANY, its affiliates or designated suppliers. If COMPANY designates a single supplier for any such proprietary product or item, FRANCHISEE shall purchase such product or item from such supplier. If COMPANY does not designate such a supplier, it shall furnish FRANCHISEE with a list of approved suppliers. COMPANY may approve a single supplier for any product or item, type or brand of product, and may approve a supplier only as to a certain product or item, or type or brand of product. COMPANY will provide FRANCHISEE with a list of approved types and brands of products and approved suppliers. COMPANY may from time to time modify the list of approved products and suppliers, and FRANCHISEE shall not, after receipt in writing of any modification thereof, reorder any brand, or reorder from any supplier, which is no longer approved. In considering suppliers for approval, COMPANY may take into consideration factors such as (without limitation) price of products and reliability of the supplier. COMPANY may also require a prospective supplier to agree, in writing, not to disclose any Confidential Information to which it may have access or which it otherwise may acquire. COMPANY may limit the number of approved suppliers to cause an increase in the volume of purchases from certain approved suppliers in order to obtain the lower prices or other advantages for any group of TREATS Stores franchised or operated by COMPANY. Approval of a supplier may be conditioned on requirements relating to frequency of delivery, standards of service (including prompt attention to complaints) and volume concessions.

Subject to COMPANY's right to approve a single supplier for any proprietary product or item stated above, if FRANCHISEE proposes to purchase or use any product or order from any supplier which is not then approved, FRANCHISEE shall first submit to COMPANY sufficient information, specifications and samples concerning such product or supplier to enable COMPANY to determine whether such product complies with COMPANY's specifications and standards or whether such supplier meets COMPANY's approved supplier criteria. COMPANY shall have the right to charge FRANCHISEE a reasonable fee to cover COMPANY's costs incurred in making such determination. COMPANY shall, within a reasonable time, notify FRANCHISEE whether or not such proposed product or supplier is approved. COMPANY may from time to time prescribe procedures for the submission of requests for approved products or suppliers.

FRANCHISEE shall at all times maintain an inventory of all approved food and beverage products, ingredients and other products for the type of TREATS Store identified in Exhibit A sufficient in quantity and variety to realize the full potential of the STORE.

COMPANY may, from time to time, conduct market research and testing to determine consumer trends and the salability of new products and services. FRANCHISEE agrees to participate in COMPANY's market research programs at COMPANY's request, by test marketing new products and services in the STORE and by providing COMPANY with timely reports and other relevant information regarding such market research. In connection with any such test marketing, FRANCHISEE shall purchase a reasonable quantity of the tested products and effectively promote and make a reasonable effort to sell such products.

E. SPECIFICATIONS, STANDARDS AND PROCEDURES.

FRANCHISEE acknowledges and agrees that each and every detail of the appearance and operation of the STORE is important to COMPANY and other
TREATS Stores. COMPANY shall endeavor to maintain high standards of quality and service at all TREATS Stores. To this end, FRANCHISEE agrees to cooperate with COMPANY in maintaining such high standards in the STORE and, accordingly, agrees to comply with all mandatory specifications, standards and operating procedures (whether contained in the Operating Manual or any other written or oral communication to FRANCHISEE) relating to the appearance or operation of a TREATS Store (the "System Standards"), including, without limitation:

 (1) type, quality, taste, appearance, weight and dimensions, ingredients, uniformity, manner of preparation and sale of all food, beverage and other products sold by the STORE and of all other products used in the packaging and sale thereof;

(2) hours and days during which the STORE will be open for business;

(3) the safety, maintenance, cleanliness, sanitation, function and appearance of the Premises and its fixtures, equipment, furniture, decor and signs;

(4) qualifications, uniforms and/or dress, general appearance and emeanor of STORE employees;

(5) use of the Marks;

(6) use, display and illumination of signs, posters, displays, menus, menu boards, standard formats and similar items;

(7) identification of FRANCHISEE as the independent owner of the STORE;

(8) advertising and promotion;

(9) use and retention of standard forms; and

(10) use of specialized cash registers connected to COMPANY's central computer system.

All such System standards shall be reasonable and consistent with the obligations of FRANCHISEE under the Lease for the Premises and applicable laws and ordinances.

No vending machines, newspaper racks, juke boxes, gum or candy machines, games, pinball machines, video games, rides or other mechanical or electronic devices, other than pay telephones, shall be installed or operated at the STORE without the prior written approval of COMPANY. System standards prescribed from time to time by COMPANY in the Operating Manual, or otherwise communicated to FRANCHISEE in writing, shall constitute provisions of this Agreement as if fully set forth herein. All references herein to this Agreement shall include all such System standards.

F. COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES.

FRANCHISEE shall secure and maintain in force in its name all required licenses, permits and certificates relating to the operation of the STORE. FRANCHISEE shall operate the STORE in full compliance with all applicable laws, ordinances and regulations, including, without limitation, all laws, ordinances and regulations relating to handling of food products, occupational health and safety, workers' compensation insurance, unemployment insurance and withholding and payment of federal and state income taxes, social security taxes and sales taxes.

FRANCHISEE shall at all times give prompt, courteous and efficient service to its customers. FRANCHISEE shall, in all dealings with its customers and suppliers and the public, adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct. All advertising and promotion by FRANCHISEE shall be factually accurate, within the bounds of good taste (as determined by COMPANY and the standards of the community in which the STORE is located) and shall conform to the highest standards of ethical advertising. FRANCHISEE agrees to refrain from any business or advertising practice which may be injurious to the business of COMPANY and the goodwill associated with the Marks and other TREATS Stores.

FRANCHISEE shall notify COMPANY in writing within five (5) days after the commencement of any action, suit, proceeding or investigation, or the issuance of any order, writ, injunction, award or decree, by any court, agency or other governmental instrumentality which may adversely affect the operation or financial condition of FRANCHISEE or the STORE or of any notice of violation of any law, ordinance or regulation relating to the cleanliness or sanitation of the STORE.

G. MANAGEMENT OF THE STORE.

The STORE shall at all times be under the direct, day to day, full time supervision of FRANCHISEE or an owner or COMPANY approved manager who shall have satisfactorily completed COMPANY's training program.

FRANCHISEE shall at all times honestly and diligently perform his obligations hereunder and continuously exert his best efforts to promote and enhance the business of the STORE. The person who shall be responsible for the day to day supervision of the STORE shall not engage in any other business or other activity, directly or indirectly, which may require management responsibility, time commitments or which otherwise may conflict with FRANCHISEE's obligations hereunder.

H. HIRING AND TRAINING OF EMPLOYEES.

FRANCHISEE shall hire all employees of the STORE and shall be exclusively responsible for the terms of their employment and compensation and their training in the proper operation of the STORE. FRANCHISEE agrees to maintain at all times a staff of employees sufficient to operate the STORE in compliance with COMPANY's standards. FRANCHISEE shall require all STORE employees to maintain a neat and clean appearance and to conform to the standards of dress or wear the uniforms specified from time to time by COMPANY for TREATS Stores.

I. INSURANCE.

FRANCHISEE shall at all times during the term of the Franchise maintain in force, at his sole expense, comprehensive public and product liability insurance against claims for death, injury or property damage caused by or occurring in conjunction with the conduct of business by FRANCHISEE pursuant to the Franchise. Such insurance coverage shall be maintained under policies of insurance containing such types of coverage and minimum liability protection in such amounts as may be specified by COMPANY from time to time. FRANCHISEE shall also keep the Premises and its contents insured against loss or damage by fire and such other risks covered in the Standard Extended Coverage Endorsement, in an amount not less than one hundred percent (100%) of the full replacement cost of such assets. All such insurance policies shall be issued by one or more insurance carriers designated by, or acceptable to, COMPANY.

All such liability insurance policies shall name COMPANY as an additional insured, shall contain a waiver of the insurer's right of subrogation against COMPANY and shall provide that COMPANY will receive thirty (30) days' prior written notice of termination, expiration or cancellation of any such policy.

COMPANY may increase the minimum liability protection requirement from time to time and may require different or additional kinds of insurance to reflect inflation, changes in legal standards of liability or higher damage awards in public or product liability litigation or other relevant changes in circumstances.

FRANCHISEE shall submit to COMPANY annually a copy of the certificate of or other evidence of the renewal or extension of each such insurance policy. If FRANCHISEE at any time fails or refuses to maintain in effect any insurance coverage required by COMPANY, or to furnish satisfactory evidence thereof, COMPANY, at its option and in addition to its other rights and remedies hereunder, may obtain such insurance coverage on behalf of FRANCHISEE, and FRANCHISEE shall promptly execute any applications or other forms or instruments required to obtain any such insurance and pay to COMPANY, on demand, any costs and premiums incurred by COMPANY.

FRANCHISEE's obligation to obtain and maintain the insurance described herein shall not be limited in any way by reason of any insurance maintained by COMPANY, nor shall FRANCHISEE's performance of such obligations relieve FRANCHISEE of any obligations under Section 10 of this Agreement.

6. ADVERTISING.

A. CREATION OF ADVERTISING FUND BY COMPANY.

COMPANY shall establish, maintain and administer an advertising fund (the "Fund") for such advertising and marketing programs as COMPANY deems appropriate from time to time. COMPANY shall direct all advertising and marketing programs financed by the Fund, with sole discretion over the creative concepts, materials, and endorsements used therein, and the geographic, market and media placement and allocation thereof. FRANCHISEE shall contribute to the Fund two percent (2%) of Gross Sales of the STORE (as defined in Paragraph C of Section 11 hereof). Such contribution may be increased by COMPANY from time to time, provided that in no event shall such contribution exceed, in the aggregate, three and one half percent (3.5%) of Gross Sales of the STORE. Fund contributions shall be paid weekly together with the royalty and service fee due hereunder.

FRANCHISEE agrees that the Fund may be used to pay the costs of preparing and producing video, audio and written advertising materials; administering regional and multi regional advertising programs, including, without limitation, purchasing direct mail and other media advertising and employing advertising agencies to assist therewith; supporting public relations, market research and other advertising and marketing activities; and providing brochures and other advertising and marketing materials for TREATS Stores. Through the Fund, COMPANY shall furnish FRANCHISEE with approved advertising and marketing materials on the same terms and conditions as such materials are furnished to other TREATS Stores.

The Fund shall be accounted for separately from the other funds of COMPANY and shall not be used to defray COMPANY's general operating expenses, except for such reasonable salaries, administrative costs and overhead as COMPANY may incur in activities reasonably related to the administration of the Fund and its advertising and marketing programs (including, without limitation, conducting market research, preparing advertising and marketing materials and collecting and accounting for contributions to the Fund). COMPANY may spend in any fiscal year an amount greater or less than the aggregate contributions received by the Fund in that year. COMPANY may make loans to the Fund (and the Fund may borrow from COMPANY and from other lenders) to cover any deficits in the Fund. COMPANY may cause the Fund to invest any surplus for future use by the Fund. FRANCHISEE authorizes COMPANY to collect and contribute to the Fund any advertising amounts or credits due to FRANCHISEE from any supplier. A report of amounts collected and costs incurred by the Fund shall be prepared annually by COMPANY and shall be made available for inspection by FRANCHISEE upon request.

FRANCHISEE understands and acknowledges that the Fund is intended to maximize general public recognition of the Marks and patronage of TREATS Stores for the benefit of all TREATS Stores and that COMPANY undertakes no obligation in administering the Fund to ensure that expenditures which are proportionate or equivalent to FRANCHISEE's contribution are made for the market area of the STORE or that any TREATS Stores benefit directly or pro rata from the conduct of marketing programs or the placement of advertising. Except as expressly provided in this Paragraph A, COMPANY assumes no direct or indirect liability or obligation to FRANCHISEE with respect to the maintenance, direction or administration of the Fund.

B. ADVERTISING BY FRANCHISEE.

FRANCHISEE agrees to list the STORE in the principal regular (white pages) and classified (yellow pages) telephone directory distributed within FRANCHISEE's primary trading area, as determined by COMPANY in such directory categories as are specified by COMPANY, utilizing COMPANY's standard forms of listings.

FRANCHISEE agrees to spend, prior to or within sixty (60) days after the opening of the STORE, an amount not less than One Thousand Dollars ($1,000) for local advertising and promotion of the opening of the STORE in accordance with an opening marketing plan developed by COMPANY.

FRANCHISEE shall expend one percent (1%) of Gross Sales of the STORE (as defined in Paragraph C of Section 11 hereof) during each fiscal year of FRANCHISEE for advertising and promotion of the STORE and the Marks in the primary trading area of the STORE (as determined by COMPANY). COMPANY may from time to time increase such required expenditure, provided that the amounts so required shall not exceed two percent (2%) of Gross Sales of the STORE during each fiscal year of FRANCHISEE. FRANCHISEE acknowledges that COMPANY may establish varying minimum advertising requirements for TREATS Stores located in different local or regional areas. COMPANY shall have the right from time to time to determine the amount or percentage of FRANCHISEE's minimum advertising expenditures to be allocated to various advertising media. For purposes of the foregoing minimum advertising requirements, advertising expenditures shall not include amounts contributed to the Fund pursuant to Paragraph A of this Section but shall include telephone listing expenses and contributions to an advertising cooperative established pursuant to Paragraph C of this Section.

Prior to their use by FRANCHISEE, samples of all local advertising and promotional materials not prepared by or previously approved by COMPANY shall be submitted to COMPANY for approval, which shall not be unreasonably withheld. If COMPANY does not otherwise notify FRANCHISEE within fifteen (15) days after the date of receipt by COMPANY of the disapproval of such materials, COMPANY shall be deemed to have given the required approval. FRANCHISEE shall not use any advertising or promotional materials that COMPANY has not approved.

C. ADVERTISING BY APPROVED ADVERTISING COOPERATIVES.

In the event COMPANY or an area developer establishes a regional or local advertising cooperative which includes in its territory the Premises, FRANCHISEE agrees to participate in such advertising cooperative and to contribute to such cooperative such amounts as are determined from time to time by such cooperative, provided that in no event shall such contribution exceed three and one half percent (3.5%) of the Gross Sales of the STORE during any fiscal year of the Franchisee and further provided that FRANCHISEE shall receive credit for any such contribution against any amounts which FRANCHISEE is required to expend for local advertising and promotion during each fiscal year of FRANCHISEE under Paragraph B of this Section. Each such cooperative shall have a governing board consisting of such number of persons with such duties and authority as may be approved by COMPANY. Each such board shall consist of COMPANY representatives, representatives of the area developer (if any) for such area and representatives of the franchisees of TREATS Stores. Each such cooperative shall promulgate by laws, subject to approval by COMPANY. Each such cooperative shall be funded with contributions from all TREATS Stores (including COMPANY owned TREATS Stores) within the area of such cooperative. Such contribution shall be a uniform percentage of the Gross Sales (as defined in Paragraph C of Section 11 hereof) of each such TREATS Store. COMPANY shall have final approval on the kinds and amounts of advertising and the media used.

7 . MARKS.

A. OWNERSHIP AND GOODWILL OF MARKS.

FRANCHISEE acknowledges that Treats Canada Corporation owns the Marks and COMPANY is a licensee thereof. FRANCHISEE further acknowledges that FRANCHISEE'S right to use the Marks is derived solely from this Agreement and is limited to the conduct of his business pursuant to and in compliance with this Agreement and all applicable specifications, standards and operating procedures prescribed by COMPANY from time to time during the term of the Franchise. Any unauthorized use of the Marks by FRANCHISEE shall constitute a breach of this Agreement and an infringement of the rights of COMPANY and its affiliates in and to the Marks.

FRANCHISEE agrees that all usage of the Marks by FRANCHISEE and any goodwill established thereby shall inure to the exclusive benefit of COMPANY, and FRANCHISEE acknowledges that this Agreement does not confer any goodwill or other interests in the Marks upon FRANCHISEE, other than the right to operate the STORE in compliance with this Agreement.

All provisions of this Agreement applicable to the Marks shall apply to any additional trademarks, service marks, logos and commercial symbols hereafter authorized for use by and licensed to FRANCHISEE by COMPANY.

B. FRANCHISEE'S USE OF MARKS.

FRANCHISEE agrees to use the Marks as the sole identification of the STORE, provided that FRANCHISEE shall identify himself as the independent owner thereof in the manner prescribed by COMPANY. FRANCHISEE shall not use any Mark as part of any corporate or trade name or with any prefix, suffix or other modifying words, terms, designs or symbols, or in any modified form, nor may FRANCHISEE use any Mark in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by COMPANY. FRANCHISEE agrees to display the Marks prominently and in the manner prescribed by COMPANY on signs, menus and forms. Further, FRANCHISEE agrees to give such notices of trademark or service mark registrations and copyright as COMPANY may specify and to obtain such fictitious or assumed name registrations as may be required under applicable law.

C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS.

FRANCHISEE shall immediately notify COMPANY in writing of any apparent infringement of or challenge to FRANCHISEE's use of any Mark, or claim by any person of any rights in any Mark or any similar trade name, trademark or service mark of which FRANCHISEE becomes aware. FRANCHISEE shall not communicate with any person other than COMPANY and its counsel in connection with any such infringement, challenge or claim. COMPANY shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office proceeding or other administrative or judicial proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark. FRANCHISEE agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of COMPANY'S counsel, be necessary or advisable to protect and maintain the interests of COMPANY in any such litigation or administrative proceeding or to otherwise protect and maintain the interests of COMPANY in the Marks.

D. DISCONTINUANCE OF USE OF MARKS.

If it becomes advisable at any time for COMPANY, FRANCHISEE or both to modify or discontinue use of any Mark, or use one or more additional or substitute trademarks or service marks, COMPANY will so direct FRANCHISEE, and FRANCHISEE agrees, at its own expense, to comply with such direction within a reasonable time after receipt of such direction.

E. INDEMNIFICATION OF FRANCHISEE.

COMPANY agrees to indemnify FRANCHISEE against, and to reimburse FRANCHISEE for all damages for which he is held liable in any proceeding arising out of FRANCHISEE's authorized use of any Mark pursuant to and in compliance with this Agreement and for all costs reasonably incurred by FRANCHISEE in the defense of any such claim brought against him or in any such proceeding in which he is named as a party, provided that FRANCHISEE has timely notified COMPANY of such claim or proceedings and has otherwise complied with this Agreement.

INFORMATION.

COMPANY possesses certain confidential and proprietary information, consisting of the following categories of information, methods, techniques, procedures and knowledge acquired by or developed by, for or on behalf of COMPANY (the "Confidential Information"):

(1) methods, techniques, formats, specifications, procedures, information, systems and knowledge of and experience in, the operation and franchising of TREATS Stores;

(2) ingredients, recipes and methods of preparation of food and beverage products sold at TREATS Stores;

(3) sources of food and beverage products, and supplies for the preparation and serving of food and beverage products sold at TREATS Stores;

(4) programs and concepts for the marketing of TREATS Stores and the products and services sold by TREATS Stores;

(5) designs, concepts, architectural and other plans, and other information relating to the appearance and image of TREATS Stores; and

(6) knowledge and information relating to the planning, development and testing of new food, beverage or other items for possible sale at TREATS Stores.

COMPANY will disclose the Confidential Information to FRANCHISEE in providing FRANCHISEE the prototype plans for a TREATS Store, the training program, the Operating Manual and guidance and assistance to FRANCHISEE during the term of the Franchise.

FRANCHISEE acknowledges and agrees that no interest in the Confidential Information has or will be acquired by FRANCHISEE, other than the right to utilize it in the development and operation of the STORE during the term of this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition. FRANCHISEE acknowledges and agrees that the Confidential Information is proprietary and involves trade secrets of COMPANY and is disclosed to FRANCHISEE solely on the condition that FRANCHISEE agrees, and FRANCHISEE does agree, that he:

(1) will not use the Confidential Information in any other business or capacity;

(2) will maintain the absolute confidentiality of the Confidential Information during and after the term of the Franchise;

(3) will not make unauthorized copies of any portion of the Confidential Information disclosed in written form; and

(4) will adopt and implement all reasonable procedures prescribed from time to time by COMPANY to prevent unauthorized use or disclosure of the Confidential Information, including, without limitation, restrictions on disclosure thereof to employees of the STORE.

Notwithstanding anything to the contrary contained in this Agreement, and provided FRANCHISEE shall have obtained COMPANY's prior written consent, which consent shall not be unreasonably withheld, the restrictions on FRANCHISEE's disclosure and use of the Confidential Information shall not apply to the following: (i) information, processes or techniques which are or become generally known in the fast food, snack food or baking industries, other than through disclosure (whether deliberate or inadvertent) by FRANCHISEE; and (ii) disclosure of the Confidential Information in judicial or administrative proceedings to the extent that FRANCHISEE is legally compelled to disclose such information, provided FRANCHISEE shall have used its best efforts to obtain an appropriate protective order or other assurance satisfactory to COMPANY of confidential treatment for the information required to be so disclosed.

9. EXCHANGE OF INFORMATION/EXCLUSIVE RELATIONSHIP.

FRANCHISEE shall fully and promptly disclose to COMPANY all ideas, concepts, methods and techniques conceived or developed by FRANCHISEE or his employees during the term of this Agreement relating to the development or operation of a muffin, brownie, cookie or other bakery product restaurant or carry out food service business, and COMPANY shall have the perpetual right to use and to authorize other TREATS Stores to use all such ideas, concepts, methods and techniques.

FRANCHISEE acknowledges and agrees that COMPANY would be unable to protect its trade secrets against unauthorized use or disclosure and would be unable to achieve a free exchange of ideas and information among TREATS Stores if franchised owners of TREATS Stores were permitted to hold interests in any Competitive Businesses (as defined below). Therefore, during the term of this Agreement, neither FRANCHISEE (or its owners), nor any member of the immediate family of FRANCHISEE (or its owners), shall have any direct or indirect interest or involvement:

(1) as an owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any other restaurant or store serving or selling muffins, brownies, cookies, other baked goods or products or providing services substantially similar to the principal food products and services sold by or through a TREATS Store ("Competitive Business") located or operating: at the Premises or within a radius of five
(5) miles from the Premises;

(2) within the metropolitan area in which the STORE is located; or

(3) anywhere in the United States; or

(4) in any entity which is granting franchises or licenses to others to operate a Competitive Business: at the Premises or within a radius of five
(5) miles from the Premises;

(7) within the metropolitan area in which the STORE is located; or

(8) anywhere in the United States.

The restrictions contained in this Section shall not apply to TREATS Stores operating under Franchise Agreements with COMPANY and the ownership of securities publicly traded that represent one percent (1%) or less of that class of securities.

10. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION.

It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that COMPANY and FRANCHISEE shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose.

FRANCHISEE shall conspicuously identify himself at the Premises, and in all dealings with customers, lessors, contractors, suppliers, public officials and others, as the owner of the STORE under a franchise from COMPANY, and shall place such other notices of independent ownership on such signs, forms, stationery, advertising and other materials as COMPANY may require from time to time.

COMPANY has not authorized or empowered FRANCHISEE to use the Marks except as provided by this Agreement, and FRANCHISEE shall not employ any Mark in signing any contract, lease, mortgage, check, purchase agreement, negotiable instrument or other legal obligation without the prior written consent of COMPANY, or employ any Mark in a manner that is likely to result in liability of COMPANY for any indebtedness or obligation of FRANCHISEE.



Except as expressly authorized by this Agreement, neither COMPANY nor FRANCHISEE shall make any express or implied agreements, guaranties or representations, or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than franchisor and franchisee. Neither COMPANY nor FRANCHISEE shall be obligated by, or have any liability under, any agreements or representations made by the other that are not expressly authorized hereunder, nor shall COMPANY be obligated for any damages to any person or property directly or indirectly arising out of the operation of the STORE, whether or not caused by FRANCHISEE's negligent or willful action or failure to act.

COMPANY shall have no liability for any sales, use, excise, gross receipts, property or other taxes, whether federal, state or local, or whether levied upon FRANCHISEE, the STORE or its assets, revenues or income, or upon COMPANY, relating to sales made by or the business conducted by FRANCHISEE.

FRANCHISEE agrees to indemnify and hold harmless COMPANY and its affiliates, stockholders, directors, officers, employees, agents and assignees from and against any claims, suits, actions, loss, liability, taxes or damages (actual or consequential) and all reasonable costs and expenses in connection with the defense of any claim brought against any of them or any action in which any of them is named as a party (including, without limitation, reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses) which any of them may suffer, sustain or incur by reason of, arising from or in connection with FRANCHISEE's ownership or operation of the STORE. The indemnities and assumptions of liabilities and obligations herein shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

11. FEES.

A. INITIAL FRANCHISE FEE.

FRANCHISEE shall pay to COMPANY a non-recurring initial franchise fee of Ten Thousand Dollars ($10,000), less any applicable deposits paid by FRANCHISEE to COMPANY prior to the execution of this Agreement. The initial franchise fee shall be payable and fully earned by COMPANY upon execution of this Agreement and shall be non refundable, except as provided in Paragraph A of
Section 3 and Paragraph A of Section 4.

B. ROYALTY AND SERVICE FEE.

FRANCHISEE agrees to pay to COMPANY a royalty and service fee of eight percent (8%) of Gross Sales, as defined below, payable by the Friday of each week on Gross Sales for the preceding calendar week.

C. DEFINITION OF "GROSS SALES".

The term "Gross Sales" shall mean the aggregate amount of all gross charges for sales of food, beverages, goods, articles and any other merchandise, and the aggregate of all charges for services performed, whether for cash, on credit or otherwise, made and rendered in, about or in connection with the operation of the STORE, including off Premises sales but excluding all federal, state or local sales, use, service or excise taxes paid by FRANCHISEE, determined on the accrual method of accounting.

D. INTEREST ON LATE PAYMENTS.
All royalty and service fees, advertising contributions, amounts due for purchases by FRANCHISEE from COMPANY or its affiliates and other amounts which FRANCHISEE owes to COMPANY or its affiliates shall bear interest after their due date at the highest legal rate permissible for open account business credit, not to exceed one and one half percent (1.5%) per month.

FRANCHISEE acknowledges that this Paragraph D shall not constitute COMPANY's agreement to accept such payments after same are due or a commitment by COMPANY to extend credit to, or otherwise finance FRANCHISEE's operation of the STORE. Further, FRANCHISEE acknowledges that his failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as provided in Paragraph B of Section 16, notwithstanding the provisions of this Paragraph D.



E. APPLICATION OF PAYMENTS.

COMPANY shall have sole discretion to apply any payments by FRANCHISEE to any past due indebtedness of FRANCHISEE for royalty and service fees, advertising contributions, purchases from COMPANY or its affiliates, interest or any other indebtedness.

12. RECORDS AND REPORTS.

A. ACCOUNTING AND RECORDS.

FRANCHISEE agrees to prepare and maintain at the Premises, and preserve until the end of the third (3rd) fiscal year of COMPANY following the year of their preparation, full, complete and accurate books, records (including invoices and records relating to advertising expenditures) and accounts (utilizing the standard chart of accounts and such other forms and formats furnished or required by COMPANY), copies of sales tax returns and copies of such portions of FRANCHISEE's state and federal income tax returns as reflect the operation of the STORE. FRANCHISEE shall utilize in the STORE only cash registers with "non resettable totals."

B. REPORTS, FINANCIAL STATEMENTS AND TAX RETURNS.

FRANCHISEE shall furnish to COMPANY the following:

(1) concurrently with the payment of the royalty and service fees pursuant to Paragraph B of Section 11 hereof, statements relating to Gross Sales and advertising expenditures for the immediately preceding weekly period;

(2) within thirty (30) days after the end of each calendar quarter, a quarterly profit and loss statement and use of funds statement for the STORE for such quarter and year to date, and a balance sheet for the Store as of the end of such quarter;

(3) within seventy five (75) days after the end of each fiscal year of COMPANY, an annual profit and loss statement and source and use of funds statement for the STORE for such year and a balance sheet for the STORE as of the end of such year, reviewed by an independent certified public accountant, or if requested by COMPANY, accompanied by an opinion of a certified public accountant or firm of certified public accountants selected by FRANCHISEE and approved by COMPANY, which opinion may be qualified only to the extent reasonably acceptable to COMPANY; and

(4) within ten (10) days of COMPANY's request, such other reports, information and supporting records as COMPANY may from time to time request. All such financial statements, reports and information shall be on forms approved by COMPANY and verified and signed by FRANCHISEE.

FRANCHISEE shall maintain readily available for inspection by COMPANY, and shall furnish to COMPANY upon its request, exact copies of all sales tax returns and such portions of FRANCHISEE's federal and state income tax returns as reflect the operation of the STORE. In addition, FRANCHISEE, at its expense, shall furnish to COMPANY (and its agents) for inspection or audit, such forms, reports, records, financial statements and other information as COMPANY may require. FRANCHISEE shall make such financial and other information available at such locations as COMPANY may reasonably request (including COMPANY's office), and shall afford COMPANY (and its agents) full and free access thereto at the STORE during the hours the STORE is open for business. COMPANY (and its agents) shall have the right to make extracts from, and copies of, all such documents and information.

13. INSPECTIONS AND AUDITS.

A. COMPANY'S RIGHT TO INSPECT THE STORE.

To determine whether FRANCHISEE and the STORE are complying with this Agreement and with all System Standards, COMPANY or its designated agents shall have the right at any reasonable time and without prior notice to FRANCHISEE to:

(1) inspect the STORE;

(2) observe, photograph and videotape the Premises and operations of the STORE for such consecutive or intermittent periods as COMPANY deems necessary;

remove samples of any products, materials or supplies for testing and analysis;

(4) interview personnel of the STORE;

(5) interview customers of the STORE; and

(6) inspect and copy any books, records and documents relating to the operation of the STORE.

FRANCHISEE agrees to cooperate fully with COMPANY in connection with any such inspections, observations, photographing, videotaping, product removal and interviews. FRANCHISEE shall present to his customers such evaluation forms as COMPANY periodically prescribes and shall participate and/or request his customers to participate in any surveys performed by or on behalf of COMPANY.

B. COMPANY'S RIGHT TO AUDIT.

COMPANY shall have the right at any time during business hours, and without prior notice to FRANCHISEE, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, sales and income tax records and returns and other records of the STORE and the books and records of any corporation or partnership which holds the Franchise. FRANCHISEE shall fully cooperate with COMPANY's representatives and independent accountants hired by COMPANY to conduct any such inspection or audit. In the event any inspection or audit discloses an understatement of the STORE's Gross Sales, FRANCHISEE shall pay to COMPANY, within fifteen (15) days after receipt of the inspection or audit report, the royalty and service fees and Fund contributions due on the amount of such understatement, plus interest (at the rate and on the terms provided in Paragraph D of Section 11.) from the date originally due until the date of payment. Further, in the event such inspection or audit is made necessary by FRANCHISEE's failure to furnish reports, supporting records or other information as herein required, or to furnish such reports, records or information on a timely basis, or if an understatement of Gross Sales for the period of any audit is determined by any such audit or inspection to be greater than two percent (2%), FRANCHISEE shall reimburse COMPANY for the cost of such audit or inspection, including, without limitation, the charges of attorneys and any independent accountants and the travel expenses, room and board and compensation of COMPANY's employees. The foregoing remedies shall be in addition to COMPANY's other remedies and rights under this Agreement or applicable law.

14. TRANSFER.

A. BY COMPANY.

This Agreement is fully transferable by COMPANY and shall inure to the benefit of any transferee or other legal successor to COMPANY's interest herein. Furthermore, FRANCHISEE acknowledges and agrees that COMPANY may transfer or delegate any or all of its rights and obligations under this Agreement to an affiliate or an unaffiliated third party. In the event COMPANY delegates or transfers any obligations as aforesaid, COMPANY may direct FRANCHISEE to make payments due to COMPANY hereunder directly to the delegate or transferee.

B. FRANCHISEE MAY NOT TRANSFER WITHOUT APPROVAL OF COMPANY.

FRANCHISEE understands and acknowledges that the rights and duties created by this Agreement are personal to FRANCHISEE (or, if FRANCHISEE is a corporation or partnership, to its owners) and that COMPANY has granted the Franchise to FRANCHISEE in reliance upon COMPANY's perceptions of the individual or collective character, skill, aptitude, attitude, business ability and financial capacity of FRANCHISEE (or its owners). Accordingly, neither this Agreement (or any interest herein) nor any part or all of the ownership of FRANCHISEE or the STORE (or any interest therein) may be transferred without COMPANY's prior written approval. Any transfer without such approval shall constitute a breach of this Agreement and be void and of no effect. As used in this Agreement, the term "transfer" shall mean and include the voluntary, involuntary, direct or indirect assignment, sale, gift or other disposition by FRANCHISEE (or any of its owners) of any interest in:

(1) this Agreement;

(2) the ownership of FRANCHISEE; or

(3) the STORE.

An assignment, sale, gift or other disposition shall include the following events:

(1) transfer of ownership of capital stock or a partnership interest;

(2) merger or consolidation or issuance of additional securities representing an ownership interest in FRANCHISEE;

(3) any sale of capital stock of FRANCHISEE or any security convertible to capital stock of FRANCHISEE; transfer of an interest in FRANCHISEE, this Agreement or the STORE in a divorce, insolvency, corporate or partnership dissolution proceeding or otherwise by operation of law; or

transfer of an interest in FRANCHISEE, this Agreement or the STORE in the event of the death of FRANCHISEE or an owner of FRANCHISEE by will, declaration of or transfer in trust or under the laws of intestate succession.


C. CONDITIONS FOR APPROVAL OF TRANSFER.

If FRANCHISEE is in full compliance with this Agreement (and, if FRANCHISEE is a corporation or partnership, its owners are in full compliance with this Agreement), COMPANY shall not unreasonably withhold its approval of a transfer that meets all the applicable requirements of this Paragraph C. The proposed transferee and its owners must be individuals of good moral character and otherwise meet COMPANY's then applicable standards for TREATS Store franchisees. A transfer of ownership in the STORE may only be made in conjunction with a transfer of this Agreement. If the transfer is of this Agreement or a controlling interest in FRANCHISEE, or is one of a series of transfers which in the aggregate constitute the transfer of this Agreement or a controlling interest in FRANCHISEE, all of the following conditions must be met prior to or concurrently with the effective date of the transfer:

the transferee shall have sufficient business experience, aptitude and financial resources to operate the STORE;

FRANCHISEE shall have paid all royalty and service fees, Fund contributions, amounts owed for purchases by FRANCHISEE from COMPANY and its affiliates and all other amounts owed to COMPANY or its affiliates and shall have submitted to COMPANY all required reports and statements;

the transferee (or owner) and its manager shall have agreed to complete COMPANY's training program to COMPANY's satisfaction;

the transferee shall have agreed to be bound by all of the terms and conditions of this Agreement;

FRANCHISEE or the transferee shall have paid COMPANY its then current transfer fee;

except to the extent limited or prohibited by applicable law FRANCHISEE (and its transferring owners) shall have executed a general release, in form satisfactory to COMPANY, of any and all claims against COMPANY and its affiliates and their officers, directors, employees and agents;

COMPANY shall have approved the material terms and conditions of such transfer, including, without limitation, that the price and terms of payment are not so burdensome as to affect adversely the transferee's operation of the STORE;

if FRANCHISEE finances any part of the sale price of the transferred interest, FRANCHISEE and/or its owners shall have agreed that all obligations of the transferee under or pursuant to any promissory notes, agreements or security interests reserved by FRANCHISEE or its owners in the assets of the STORE shall be subordinate to the transferee's obligations to pay royalty and service fees, Fund contributions and other amounts due to COMPANY and its affiliates and otherwise to comply with this Agreement;

FRANCHISEE (and its owners) shall have executed a non competition agreement in favor of COMPANY and the transferee, agreeing that for a period of not less than two (2) years, commencing on the effective date of the transfer, FRANCHISEE (and its owners) and members of the immediate family of FRANCHISEE (or its owners) will not have any direct or indirect interest or involvement:

(a) as an owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any Competitive Business operating or located at or within five (5) miles of the Premises; or

(b) or in any entity which is granting franchises or licenses to others to operate a Competitive Business located at or within five (5) miles of the Premises.

The restrictions of this Subparagraph shall not apply to TREATS Stores operated under Franchise Agreements with COMPANY and the ownership of securities publicly traded that represent one percent (1%) or less of that class of stock; and FRANCHISEE shall have agreed that he will not directly or indirectly at any time or in any manner (except with respect to TREATS Stores owned and operated by FRANCHISEE) identify himself or any business as a current or former TREATS Store, or as a franchisee, licensee or dealer of COMPANY or its affiliates, use any Mark, any colorable imitation thereof or other indicia of a TREATS Store in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with COMPANY or its affiliates.

If the proposed transfer is to or among owners of FRANCHISEE, Subparagraph
(5) of the above requirements shall not apply.

D. TRANSFER TO A WHOLLY OWNED CORPORATION.

If FRANCHISEE is in full compliance with this Agreement, FRANCHISEE may transfer this Agreement to a corporation which conducts no business other than the STORE and in which FRANCHISEE maintains management control and owns and controls one hundred percent (100%) of the equity and voting power of all issued and outstanding capital stock. Transfers of shares in such corporation will be subject to the provisions of Paragraph C of this Section. Notwithstanding anything to the contrary herein, FRANCHISEE shall remain personally liable under this Agreement as if the transfer to such corporation had not occurred. The articles of incorporation, by laws and other organizational documents of such corporation shall recite that the issuance and assignment of any interest therein is restricted by the terms of this Section, and all issued and outstanding stock certificates of such corporation shall bear a legend reciting or referring to the restrictions hereof. Each shareholder of FRANCHISEE at anytime during the term of this Agreement shall execute an "Owners' Joinder, Guaranty and Assumption of Obligations," or such other agreement that COMPANY prescribes from time to time, undertaking to be bound jointly and severally by all provisions of this Agreement. FRANCHISEE shall furnish to COMPANY at any time upon request, in such form as COMPANY may require, a list of its shareholders (of record and beneficially) reflecting their respective interests in FRANCHISEE.

E. DEATH OR DISABILITY OF FRANCHISEE.

Upon the death or permanent disability of FRANCHISEE or, if FRANCHISEE is a corporation or partnership, the owner of a controlling interest in FRANCHISEE, the executor, administrator, conservator, guardian or other personal representative of such person shall transfer his interest in this Agreement or such interest in FRANCHISEE to a third party approved by COMPANY. Such disposition of this Agreement or such interest in FRANCHISEE (including, without limitation, transfer by bequest or inheritance) shall be completed within a reasonable time, not to exceed six (6) months from the date of death or permanent disability, and shall be subject to all the terms and conditions for transfers contained in Paragraph C of this Section and, unless transferred by gift, devise or inheritance, subject to the terms of Paragraph G of this Section. Failure to transfer the interest in this Agreement or such interest in FRANCHISEE within said period of time shall constitute a breach of this Agreement. For purposes hereof, the term "permanent disability" shall mean a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent FRANCHISEE or an owner of a controlling interest in FRANCHISEE from supervising the management and operation of the STORE for a period of six (6) months from the onset of such disability, impairment or condition.

If, after the death or permanent disability of FRANCHISEE or a controlling owner of FRANCHISEE, the STORE is not being managed by a competent and trained manager, COMPANY is authorized, but not obligated, to appoint a manager to maintain the operation of the STORE until an approved assignee shall be able to assume the management and operation of the STORE, but in no event for a period exceeding six (6) months, without the approval of the personal representative of FRANCHISEE or such owner. All funds from the STORE's operation during the period of management by a COMPANY appointed manager shall be kept in a separate fund and all expenses of the STORE, including compensation, other costs and travel and living expenses of COMPANY appointed manager, shall be charged to such fund. As compensation for the management services provided, in addition to the fees due hereunder and the compensation, other costs and travel and living expenses which COMPANY's appointed manager incurs, COMPANY shall charge such fund five percent (5%) of the STORE's Gross Sales during the period of COMPANY's management. Operation of the STORE during any such period shall be for and on behalf of FRANCHISEE, provided that COMPANY shall have a duty only to utilize its good faith efforts and shall not be liable to FRANCHISEE or its owners for any debts, losses or obligations incurred by the STORE or to any creditor of FRANCHISEE for any merchandise, materials, supplies or services purchased by the STORE during any period in which it is managed by COMPANY's appointed manager.

F. EFFECT OF CONSENT TO ASSIGNMENT.

COMPANY's consent to an assignment by FRANCHISEE (or its owners) of any interest subject to the restrictions of this Section shall not constitute a waiver of any claims it may have against FRANCHISEE (or any of its owners), nor shall it be deemed a waiver of COMPANY's right to demand exact compliance with any of the terms or conditions of the Franchise by the assignee.

G. COMPANY'S RIGHT OF FIRST REFUSAL.

If FRANCHISEE (or its owners) shall at any time determine to sell an interest in this Agreement, an ownership interest in FRANCHISEE or the STORE, FRANCHISEE (or its owners) shall obtain a bona fide, executed written offer and an earnest money deposit (in the amount of two percent (2%) or more of the offering price) from a responsible and fully disclosed purchaser (including lists of the owners of record and beneficially of any corporate offeror and all general and limited partners of any partnership offeror and, in the case of a publicly held corporation or limited partnership, copies of the most current annual and quarterly reports) and shall immediately submit to COMPANY a true and complete copy of such offer, which shall include details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price. The offer must apply only to an interest in this Agreement, FRANCHISEE or the STORE and may not include an offer to purchase any other property or rights of FRANCHISEE (or its owners). However, if the offeror proposes to buy any other property or rights from FRANCHISEE (or its owners) under a separate, contemporaneous offer, the price and terms of purchase offered to FRANCHISEE (or its owners) for the interest in this Agreement, FRANCHISEE or the STORE shall reflect the bona fide price offered therefor and shall not reflect any value for any other property or rights.


COMPANY shall have the right, exercisable by written notice delivered to FRANCHISEE or its owners within thirty (30) days from the date of delivery of an exact copy of such offer to COMPANY, to purchase such interest for the price and on the terms and conditions contained in such offer, provided that COMPANY may substitute cash for any form of payment proposed in such offer, COMPANY's credit shall be deemed equal to the credit of any proposed purchaser and COMPANY shall have not less than ninety (90) days to prepare for closing. COMPANY shall be entitled to purchase such interest subject to all customary representations and warranties given by the seller of the assets of a business or voting stock of an incorporated business, as applicable, including, without limitation, representations and warranties as to ownership, condition of and title to stock and/or assets, liens and encumbrances relating to the stock and/or assets, validity of contracts and liabilities of the corporation whose stock is purchased and affecting the assets, contingent or otherwise.

If COMPANY does not exercise its right of first refusal, FRANCHISEE or its owners may complete the sale to such purchaser pursuant to and on the exact terms of such offer, subject to COMPANY's approval of the transfer as provided in Paragraphs B and C of this Section, provided that if the sale to such purchaser is not completed within One Hundred Twenty (120) days after delivery of such offer to COMPANY, or if there is a material change in the terms of the sale, COMPANY's right of first refusal shall be extended for thirty (30) days after the expiration of such One Hundred Twenty (120) day period or after the material change on the terms of the offer as modified.

15. RENEWAL OF FRANCHISE.

A. FRANCHISEE'S RIGHT TO RENEW.

If, upon expiration of the term of the Franchise, FRANCHISEE has during the entire term of this Agreement complied fully with all its provisions, and either:

(1) maintains possession of and agrees to refurbish and redecorate the Premises, replace fixtures, equipment, furniture, signs, and otherwise modify the STORE, in compliance with specifications and standards then applicable under new franchises for TREATS Stores; or

(2) if FRANCHISEE is unable to maintain possession of the Premises or in the judgment of COMPANY the STORE should be relocated, FRANCHISEE secures substitute Premises approved by COMPANY and agrees to develop such substitute Premises in compliance with specifications and standards then applicable under new franchises for TREATS Stores;

FRANCHISEE shall, upon the terms and conditions herein contained, have the right to request the renewal of the Franchise for an additional term equal to the then customary initial term granted under COMPANY's then current form of standard franchise agreement. COMPANY will charge FRANCHISEE its then current renewal fee in connection with such renewal.

B. NOTICE OF RENEWAL AND NON RENEWAL.

If FRANCHISEE desires to renew the Franchise, then FRANCHISEE shall give COMPANY written notice of his exercise of his option to renew at least one hundred eighty (180) days, but not more than one (1) year, prior to the expiration of the term of this Agreement. COMPANY agrees to give FRANCHISEE written notice of its determination whether or not FRANCHISEE has the right to renew the Franchise by the later of one hundred eighty (180) days prior to the expiration of the term of this Agreement or thirty (30) days after COMPANY's receipt of such written notice of exercise of such option to renew.

A notice of non renewal by COMPANY shall state the reasons for COMPANY's refusal to renew.

C. RENEWAL AGREEMENTS/RELEASES.

To renew the Franchise, COMPANY and FRANCHISEE (and its shareholders or partners, if FRANCHISEE is a corporation or partnership) must execute the form of franchise agreement and such ancillary agreements as are then customarily used by COMPANY in the grant of franchises for the ownership and operation of TREATS Stores and, unless prohibited by applicable law, FRANCHISEE (and its shareholders or partners, if FRANCHISEE is a corporation or partnership) shall execute general releases, in form satisfactory to COMPANY, of any and all claims against COMPANY and its affiliates, officers, directors, employees and agents. Failure by FRANCHISEE (and its shareholders or partners, if FRANCHISEE is a corporation or partnership) to sign such agreements and releases as are permitted by applicable law within thirty (30) days after delivery thereof to FRANCHISEE shall be deemed an election by FRANCHISEE not to renew the Franchise.

16. TERMINATION OF THE FRANCHISE.

A. BY FRANCHISEE.

If FRANCHISEE is in substantial compliance with this Agreement and COMPANY materially breaches this Agreement, FRANCHISEE may terminate this Agreement effective ten (10) days after delivery to COMPANY of written notice of termination if FRANCHISEE first gives written notice of such breach to COMPANY and COMPANY does not: (1) cure such breach within thirty (30) days after delivery of such notice; or (2) if such breach cannot reasonably be cured within thirty (30) days after delivery of such notice, undertake within ten (10) days after delivery of such notice, and continue until completion efforts to cure such breach. Any purported termination of this Agreement by FRANCHISEE for any reason other than material breach of this Agreement by COMPANY and COMPANY's failure to cure such breach or commence a cure of such breach within the applicable cure period after receipt of written notice thereof shall be deemed a breach of this Agreement by FRANCHISEE.

B. BY COMPANY.

COMPANY shall have the right to terminate this Agreement effective upon delivery of notice of termination to FRANCHISEE, if FRANCHISEE (or any of its shareholders or partners, if FRANCHISEE is a corporation or partnership) or the STORE:

(1) fails to develop the STORE or open the STORE for business as provided in Paragraphs B or D of Section 3 of this Agreement or fails to complete the training program to COMPANY's satisfaction as provided in Paragraph A of
Section 4 of this Agreement;

(2) abandons, surrenders or transfers control of the STORE, loses the right to occupy the Premises, or fails to actively operate the STORE, or if a lessee's default occurs on the Lease of the Premises (other than through the direct fault of COMPANY if COMPANY is the lessee under such Lease);

(3) has made any material misrepresentation or omission in its application for the Franchise;

(4) is convicted by a trial court of or pleads no contest to a felony or to any other crime or offense that may adversely affect the reputation of the STORE or the goodwill associated with the Marks;

(5) fails to attend any supplemental or refresher training programs required pursuant to Paragraph A of Section 4 of this Agreement; makes an unauthorized assignment or transfer of this Agreement, the Franchise, the STORE or any ownership interest in FRANCHISEE;

(7) makes any unauthorized use of the Marks or unauthorized use or disclosure of Operating Manual or any other Confidential Information;

(8) fails or refuses to comply with any mandatory specification, standard or operating procedure prescribed by COMPANY relating to the cleanliness or sanitation of the STORE or violates any health, safety or sanitation law, ordinance or regulation and does not correct such noncompliance or violation within three (3) days after written notice thereof is delivered to FRANCHISEE;

(9) fails to timely pay royalty and service fees, advertising contributions, amounts due for purchases from COMPANY or other payments due to COMPANY or its affiliates, or fails to timely submit when due any financial statements, reports, information or records, and does not correct such failure within ten
(10) days after written notice of such failure is delivered to FRANCHISEE; or

(10)is or becomes insolvent, or is generally unable to pay its debts as they come due.

In addition to the foregoing, this Agreement shall automatically terminate without further action by COMPANY if FRANCHISEE (or any of its shareholders or partners, if FRANCHISEE is a corporation or partnership) or the STORE fails to comply with any other provision of this Agreement or any mandatory specification, standard or operating procedure prescribed from time to time by COMPANY, or to timely pay amounts due to persons other than COMPANY or its affiliates, and does not correct such failure within thirty (30) days after written notice of such failure to comply or pay is delivered to FRANCHISEE.


17. RIGHTS OF COMPANY AND OBLIGATIONS OF FRANCHISEE UPON TERMINATION OR EXPIRATION OF THE FRANCHISE.

A. PAYMENT OF AMOUNTS OWED TO COMPANY.

FRANCHISEE agrees to pay to COMPANY, within fifteen (15) days after the effective date of termination or expiration (without renewal) of the Franchise, such royalty and service fees, advertising contributions, amounts owed for products purchased by the FRANCHISEE from COMPANY or its affiliates, interest due COMPANY on any of the foregoing and all other amounts owed to COMPANY and its affiliates which are then unpaid. FRANCHISEE shall, contemporaneously with such payment, furnish a complete accounting of all such amounts owed to COMPANY and its affiliates.

B. DEIDENTIFICATION.

FRANCHISEE agrees that after the termination or expiration (without renewal) of the Franchise:

(1) FRANCHISEE (and all owners thereof) shall not directly or indirectly at any time or in any manner identify himself or any business as a current or former TREATS Store, or as a franchisee or licensee of or as otherwise associated with COMPANY, or use the Marks, any colorable imitation thereof or other indicia of a TREATS Store in any manner or for any purpose, or utilize for any purpose any trade name, trademark, service mark or other commercial symbol that suggests or indicates a connection or association with COMPANY;

(2) FRANCHISEE will promptly destroy or return to COMPANY all signs, sign faces, menus, advertising materials, forms, invoices and other materials containing the Marks or otherwise identifying or relating to a TREATS STORE;

(3) FRANCHISEE will promptly take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to his use of the Marks;

(4) FRANCHISEE will promptly notify the telephone company and all listing agencies of the termination or expiration of FRANCHISEE's right to use any telephone number and any regular, classified or other telephone directory listings associated with the Marks and authorize transfer of same to or at the direction of COMPANY; and

(5) FRANCHISEE will furnish to COMPANY within thirty (30) days after the effective date of termination or expiration evidence satisfactory to COMPANY of FRANCHISEE's compliance with the foregoing obligations.


C. CONFIDENTIAL INFORMATION.

FRANCHISEE agrees that upon termination or expiration (without renewal) of the Franchise, he will immediately cease to use the Confidential Information in any business or otherwise and return to COMPANY all copies of the Operating Manual which have been loaned to him by COMPANY.

D. COVENANT NOT TO COMPETE.

FRANCHISEE (and its owners) agrees that for a period of two (2) years following the termination or expiration (without renewal) of this Agreement, FRANCHISEE (and its owners) and members of the immediate family of FRANCHISEE (or its owners) will not have any direct or indirect involvement:

(a) as an owner, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any Competitive Business located at or within five (5) miles of the Premises; or

in any entity which is granting franchises or licenses to others to operate a Competitive Business located at or within five (5) miles of the Premises.

The restrictions contained in this Paragraph shall not apply to TREATS Stores operated under Franchise Agreements with COMPANY and the ownership of securities publicly traded that represent one percent (1%) or less of that class of securities.

E. COMPANY HAS RIGHT TO PURCHASE STORE.

If this Agreement expires (without renewal) or is terminated prior to its expiration, then COMPANY shall have the option, exercisable by giving written notice thereof within thirty (30) days of the date of such expiration or termination, to purchase from FRANCHISEE all the assets of the STORE (including, without limitation, inventory of salable products, materials, supplies, leasehold improvements, fixtures, furniture, equipment and signs, but excluding any unamortized portion of the initial franchise fee, cash and short term investments) and, if COMPANY is not the lessor, to an assignment of the Lease for the Premises (or, if an assignment is prohibited, a sublease for the full remaining term and on the same terms and conditions as the Lease). COMPANY shall have the unrestricted right to assign this option to purchase.

The purchase price for the tangible assets of the STORE shall be the sum of:
(i) the Book Value (as defined below); and (ii) fifteen percent (15%) of Annual Gross Sales (as defined below). "Book Value" shall mean the net book value of the tangible assets of the STORE as disclosed by the balance sheet of the last quarterly statement of the STORE required to have been prepared and maintained by FRANCHISEE pursuant to Paragraph B of Section 12 hereof prior to such termination or expiration, provided that COMPANY may exclude from the assets purchased any fixtures, equipment, furniture, signs, products, materials or supplies of the STORE that have not been acquired in compliance with this Agreement and any perishable food products. "Annual Gross Sales" shall be the cumulative Gross Sales of the STORE for the four (4) immediately preceding fiscal quarters of COMPANY as disclosed by the quarterly financial statements required to have been prepared and maintained by FRANCHISEE pursuant to Paragraph B of Section 12 hereof. In the event that the STORE shall have been operational for a period of time less than four fiscal quarters, "Annual Gross Sales" shall be the annualized Gross Sales of the STORE as calculated based upon the quarterly statements required to have been prepared and maintained for the quarterly periods of its operation pursuant to Paragraph B of Section 12 hereof.

If COMPANY is not satisfied, for whatever reason, with the accuracy or fairness of any such financial statement, Book Value and Annual Gross Sales shall be determined by an audit to be conducted by an independent certified public accountant or firm of independent certified public accountants selected by COMPANY (other than COMPANY's firm of independent certified public accountants). The cost of such audit will be borne by COMPANY unless the results of such audit demonstrate an overstatement of Book Value or Annual Gross Sales in financial statements prepared by FRANCHISEE by more than three percent (3%), in which event the cost of such audit will be borne by FRANCHISEE. The results of such audit shall be final and binding on both parties.

The purchase price shall be paid in cash at the closing of the purchase, which shall take place no later than sixty (60) days after the determination of the purchase price, at which time FRANCHISEE shall: (1) transfer good and merchantable title to the assets purchased, free and clear of all liens and encumbrances, to COMPANY or its nominee with all sales and other transfer taxes paid by FRANCHISEE; (2) transfer or assign to COMPANY or its nominee all licenses or permits which may be assigned or transferred; and (3) if requested by COMPANY, assign to COMPANY or its nominee FRANCHISEE's leasehold interests to the Premises to COMPANY or its nominee for the full remaining term and on the same terms and conditions as FRANCHISEE's Lease, including any renewal or purchase options. FRANCHISEE and COMPANY shall, prior to closing, comply with any applicable Bulk Sales provisions of the Uniform Commercial Code as enacted in the state where the STORE is located. COMPANY shall have the right to set off against and reduce the purchase price by any and all amounts owed by FRANCHISEE to COMPANY or any of its affiliates.

F. CONTINUING OBLIGATIONS.

All obligations of COMPANY and FRANCHISEE which expressly or by their nature survive the expiration or termination of this Agreement, including, without limitation, the provisions of Section 8 and of Paragraph D of Section 17, shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied or by their nature expire.


18. ENFORCEMENT.

A. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.

Except as expressly provided to the contrary herein, each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which COMPANY is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if FRANCHISEE is a party thereto, otherwise upon FRANCHISEE's receipt of a notice of non enforcement thereof from COMPANY. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, FRANCHISEE and COMPANY agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of or refusal to enter into a successor franchise agreement to this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any System Standard is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and COMPANY shall have the right, in its sole discretion, to modify such invalid or unenforceable System Standard to the extent required to be valid and enforceable. FRANCHISEE agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any System Standard, any portion or portions which a court or arbitrator may hold to be unenforceable in a final decision to which COMPANY is a party or from reducing the scope of any promise or covenant to the extent required to comply with such a court order or arbitration award. Such modifications to this Agreement shall be effective only in such jurisdiction, unless COMPANY elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

B. WAIVER OF OBLIGATIONS.

COMPANY and FRANCHISEE may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver granted by COMPANY shall be without prejudice to any other rights COMPANY may have, will be subject to continuing review by COMPANY and may be revoked, in COMPANY's sole discretion, at any time and for any reason, effective upon delivery to FRANCHISEE of ten (10) days' prior written notice.

COMPANY and FRANCHISEE shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal or neglect of COMPANY or FRANCHISEE to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, including, without limitation, any System Standard; any waiver, forebearance, delay, failure or omission by COMPANY to exercise any right, power or option, whether of the same, similar or different nature, with respect to other TREATS Stores; or COMPANY's acceptance of any payments due from FRANCHISEE after any breach of this Agreement.

Neither COMPANY nor FRANCHISEE shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

(1) transportation shortages, inadequate supply of equipment, merchandise, supplies, labor, material or energy or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any federal, state or municipal government or any department or agency thereof;

(2) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any department or agency thereof;

(3) acts of God;

(4) fires, strikes, embargoes, war or riot; or

(5) any other similar event or cause.

Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of royalties due on any sales thereafter.


C. PRELIMINARY INJUNCTIVE RELIEF.

Notwithstanding anything to the contrary contained in Paragraph F of this Section, COMPANY and FRANCHISEE shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided, however, that the parties shall contemporaneously submit their dispute for arbitration on the merits in accordance with Paragraph F of this Section. FRANCHISEE agrees that COMPANY may have such temporary restraining orders and temporary or preliminary injunctive relief without bond, but upon due notice, and FRANCHISEE's sole remedy in the event of the entry of such injunctive relief shall be the dissolution of such injunctive relief, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived hereby). Any such action shall be brought as provided in Paragraph G below.

D. RIGHTS OF PARTIES ARE CUMULATIVE.

The rights of COMPANY and FRANCHISEE hereunder are cumulative and no exercise or enforcement by COMPANY or FRANCHISEE of any right or remedy hereunder shall preclude the exercise or enforcement by COMPANY or FRANCHISEE of any other right or remedy hereunder which COMPANY or FRANCHISEE is entitled by law to enforce.

E. COSTS AND ATTORNEYS' FEES.

If a claim for amounts owed by FRANCHISEE to COMPANY or its affiliates is asserted in any judicial or arbitration proceeding or appeal thereof, or if COMPANY or FRANCHISEE is required to enforce this Agreement in a judicial or arbitration proceeding or appeal thereof, the party prevailing in such proceeding shall be entitled to reimbursement of its costs and expenses, including reasonable arbitrators', accounting and legal fees, whether incurred prior to, in preparation for or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement. If COMPANY is required to engage legal counsel in connection with FRANCHISEE's failure to pay when due amounts owing to COMPANY, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, FRANCHISEE shall reimburse COMPANY for any of the above mentioned costs and expenses which it incurs.

F. ARBITRATION.

EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON THE MARKS, ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN COMPANY, ITS SUBSIDIARIES AND AFFILIATES, AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND ATTORNEYS (IN THEIR REPRESENTATIVE CAPACITY), AND FRANCHISEE (ITS OWNERS AND GUARANTORS, IF APPLICABLE) ARISING OUT OF OR RELATED TO:

(1) THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES OR ANY PROVISION OF SUCH AGREEMENTS;

(2) THE RELATIONSHIP OF THE PARTIES HERETO;

THE VALIDITY OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES OR ANY PROVISION OF SUCH AGREEMENTS; OR

(4) ANY SYSTEM STANDARD RELATING TO THE ESTABLISHMENT OR OPERATION OF THE STORE SHALL BE SUBMITTED FOR ARBITRATION TO THE MIAMI, FLORIDA OFFICE OF THE AMERICAN ARBITRATION ASSOCIATION ON DEMAND OF EITHER PARTY. SUCH ARBITRATION PROCEEDINGS SHALL BE CONDUCTED IN MIAMI, FLORIDA AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SHALL BE HEARD BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. ALL MATTERS RELATING TO ARBITRATION SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTION 1 ET SEQ.).

THE ARBITRATOR SHALL HAVE THE RIGHT TO AWARD OR INCLUDE IN HIS AWARD ANY RELIEF WHICH HE DEEMS PROPER IN THE CIRCUMSTANCES, INCLUDING, WITHOUT LIMITATION, MONEY DAMAGES (WITH INTEREST ON UNPAID AMOUNTS FROM THE DATE DUE), SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND ATTORNEYS' FEES AND COSTS, IN ACCORDANCE WITH PARAGRAPH E OF THIS SECTION, PROVIDED THAT THE ARBITRATOR SHALL NOT AWARD EXEMPLARY OR PUNITIVE DAMAGES. THE AWARD AND DECISION OF THE ARBITRATOR SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES HERETO AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. EACH PARTY WAIVES ANY RIGHT TO CONTEST THE VALIDITY OR ENFORCEABILITY OF SUCH AWARD. THE PARTIES AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME BY WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER IS LESS. THE PARTIES FURTHER AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH SHALL FILE ANY COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THIRTY (30) DAYS AFTER THE DATE OF THE FILING OF THE CLAIM TO WHICH IT RELATES; OTHERWISE, SUCH CLAIM WILL BE FOREVER BARRED. THIS PROVISION SHALL CONTINUE IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

COMPANY AND FRANCHISEE AGREE THAT ARBITRATION SHALL BE CONDUCTED ON AN INDIVIDUAL, NOT A CLASS WIDE, BASIS AND THAT AN ARBITRATION PROCEEDING BETWEEN COMPANY AND FRANCHISEE SHALL NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING INVOLVING COMPANY AND ANY OTHER PERSON, CORPORATION OR PARTNERSHIP.

G. GOVERNING LAW/CONSENT TO JURISDICTION.

ALL MATTERS RELATING TO ARBITRATION SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTION 1 ET SEQ.). EXCEPT TO THE EXTENT GOVERNED BY THE FEDERAL ARBITRATION ACT, THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER FEDERAL LAW, THIS AGREEMENT, THE FRANCHISE AND THE RELATIONSHIP BETWEEN COMPANY AND FRANCHISEE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT REFERENCE TO ITS CHOICE OF LAWS AND CONFLICT OF LAW RULES.

FRANCHISEE AGREES THAT COMPANY MAY INSTITUTE ANY ACTION AGAINST FRANCHISEE (WHICH IS NOT REQUIRED TO BE ARBITRATED HEREUNDER) IN ANY STATE OR FEDERAL COURT OF GENERAL JURISDICTION IN THE STATE OF FLORIDA, AND FRANCHISEE IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION HE MAY HAVE TO EITHER THE JURISDICTION OF OR VENUE IN SUCH COURTS.

H. BINDING EFFECT.

This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest and shall not be modified except by written agreement signed by both FRANCHISEE and COMPANY.


I. LIMITATIONS OF CLAIMS.

Any and all claims arising out of or relating to this Agreement or the relationship among the parties hereto shall be barred unless an action or legal or arbitration proceeding is commenced within eighteen (18) months from the date FRANCHISEE or COMPANY knew or should have known of the facts giving rise to such claims.

J. WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL.

Except with respect to FRANCHISEE's obligation to indemnify COMPANY pursuant to Section 10, the parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim shall be limited to recovery of any actual damages it sustains. COMPANY and FRANCHISEE hereby irrevocably waive trial by jury on any action, proceeding or counterclaim, whether at law or equity, brought by either or both of them.

K. CONSTRUCTION.

The preambles and exhibits are a part of this Agreement which, together with the Operating Manual, constitutes the entire agreement of the parties except as provided below, and there are no other oral or written understandings or agreements between COMPANY and FRANCHISEE relating to the subject matter of this Agreement, except that FRANCHISEE acknowledges that COMPANY justifiably has relied on FRANCHISEE's representations made prior to the execution of this Agreement as set forth in Section 1.

Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.

Except where this Agreement expressly obligates COMPANY reasonably to approve or not unreasonably to withhold its approval of any action or request by FRANCHISEE, COMPANY has the absolute right to refuse any request by FRANCHISEE or to withhold its approval of any action by FRANCHISEE that requires COMPANY's approval.

The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

The term "affiliate" as used herein is applicable to any company directly or indirectly owned or controlled by, under common control with or owning or controlling COMPANY that transacts business with FRANCHISEE.

The term "controlling interest" as used herein shall mean thirty three and 1/3 percent (33.3%) or more of the voting control of FRANCHISEE if FRANCHISEE is a corporation, and any general partnership interest if FRANCHISEE is a partnership.

The term "FRANCHISEE" as used herein is applicable to one or more persons, a corporation or a partnership, as the case may be; the singular usage includes the plural, and vice versa; and the feminine, masculine and neuter usages each include the other usages. If two or more persons or entities are at any time FRANCHISEE hereunder, as partners, joint venturers or otherwise, their obligations and liabilities to COMPANY shall be joint and several. References to "FRANCHISEE," "owner," "transferee" and "assignee" which are applicable to an individual or individuals shall mean the owner or owners of the equity or operating control of FRANCHISEE or the transferee or assignee, if FRANCHISEE or the assignee is a corporation or partnership.

The term "member of the immediate family" as used herein refers to parents, spouses, offspring, adopted children.

The term "STORE" as used herein includes all of the assets of the TREATS Store operated by FRANCHISEE pursuant to this Agreement.

This Agreement may be executed in multiple copies, each of which shall be deemed an original.

Time is of the essence of this Agreement.

19. NOTICES AND PAYMENTS.

All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Operating Manual shall be deemed so delivered

(1) at the time delivered by hand;

(2) One (1) business day after transmission by facsimile, telecopy or other electronic system;

(3) one (1) business day after being placed in the hands of a commercial courier service for next business day delivery; or

three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid, and shall be addressed to the parties as follows:


If to COMPANY: EMC Group, Inc.
346 Tanager Court
Lakeland, Florida 33803

If to FRANCHISEE:

Any required payment or report not actually received by COMPANY during regular business hours on the date due (or postmarked by postal authorities at least two (2) days prior thereto) shall be deemed delinquent.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement in counterparts on the day and year first above written.


EMC GROUP, INC.,
a Florida corporation

By:

Title:




EXHIBIT A
TO THE TREATS FRANCHISE AGREEMENT
BETWEEN EMC GROUP, INC. AND


DATED , 200


of TREATS Store. The above captioned agreement grants
FRANCHISEE the right to operate a:

___ [ ] (1) "Treats Bakery"
bakery facility which generally offers muffins, cookies, brownies and similar baked goods requiring premises with 250 to 500 square feet of space.

___ [ ] (2) "Treats Bakery Cafe"
A combined bakery and cafe facility which generally offers the same products as a Treats Bakery, as well as soups, salads, sandwiches, frozen yogurt (optional) and regional preferences approved by the Company requiring 500 to 2500 square feet of space and having certain limited seating for on premises consumption.

___ [ ] (3) "Treats International Coffee Emporium" combines selections of Gourmet and Premium Specialty Coffees, either for immediate consumption or beans to take home, includes our own excellent "baked fresh on site" baking program requiring 1,000 to 2,500 square feet of space and having certain limited seating for on premises consumption.

FRANCHISEE and COMPANY shall initial the space and check the box adjacent to the applicable type of TREATS Store granted pursuant to the above captioned agreement.

2. Premises. The Premises shall be located at:




EMC GROUP, INC.

By:

Its:




EXHIBIT B
TO THE TREATS FRANCHISE AGREEMENT
BETWEEN EMC GROUP, INC. AND
DATED       , 200


ASSIGNMENT OF LEASE


FOR VALUE RECEIVED, the undersigned ("Assignor") hereby assigns, transfers and sets over unto EMC GROUP, INC., a Florida corporation ("Assignee"), all of Assignor's right, title and interest as tenant in, to and under that certain Lease, a copy of which is attached hereto as Exhibit A (the "Lease"), respecting premises commonly known as (the "Premises"). This Assignment is for collateral purposes only and, except as specified herein, Assignee shall have no liability or obligation of any kind whatsoever arising from or in connection with this Assignment or the Lease unless Assignee shall take possession of the Premises demised by the Lease pursuant to the terms hereof and shall assume the obligations of Assignor thereunder.

Assignor represents and warrants to Assignee that it has full power and authority to assign the Lease and its interest therein and that Assignor has not previously assigned or transferred, and is not otherwise obligated to assign or transfer, any of its interest in the Lease or the Premises demised thereby.

Upon a default by Assignor under the Lease or under that certain
Franchise Agreement dated ___________, 19__ (the "Franchise Agreement") between Assignor and Assignee for that certain Treats Store located at the Premises, or in the event of a default by Assignor under any document or instrument securing the Franchise Agreement, Assignee shall have the right and is hereby empowered to take possession of the Premises demised by the Lease, expel Assignor therefrom, and, in such event, Assignor shall have no further right, title or interest in the Lease and shall remain liable to Assignee for all past due rents which Assignee shall be required to pay to Lessor to effectuate the assignment contemplated hereunder.

Assignor agrees that it will not suffer or permit any surrender, termination, amendment or modification of the Lease without Assignee's prior written consent. Throughout the term of the Franchise Agreement, Assignor agrees that it shall elect and exercise all options to extend the term of or renew the Lease not less than thirty (30) days prior to the last day that said option must be exercised, unless Assignee otherwise agrees in writing. Upon Assignee's failure otherwise to agree in writing, and upon failure of Assignor to elect to extend or renew the Lease as aforesaid, Assignor hereby appoints Assignee as its true and lawful attorney in fact to exercise such extension or renewal options in the name, place and stead of Assignor for the sole purpose of effecting such extension or renewal.

ASSIGNOR:

Dated:


ATTEST:

By:

Its:


EXHIBIT B


CONSENT TO COLLATERAL ASSIGNMENT AND AGREEMENT OF LESSOR

IN THE MATTER OF a Lease dated the day of , 1993, made between as Landlord and as Tenant ("Lease") and IN THE MATTER OF a Collateral Assignment of Lease dated between as Assignor and EMC Group, Inc. as Assignee ("Collateral Assignment").

The undersigned Lessor under the aforedescribed Lease hereby:

(1) Agrees to notify Assignee in writing of and upon the failure of Assignor to cure any default by Assignor under the Lease;

(2) Agrees that Assignee shall have the right, but shall not be obligated, to cure any default by Assignor under the Lease within thirty (30) days after delivery by Lessor of notice thereof in accordance with Section (1) above;

(3) Consents to the foregoing Collateral Assignment and agrees that, if Assignee shall take possession of the Premises demised by the Lease and confirms to Lessor the assumption of the Lease by Assignee as tenant thereunder, Lessor shall recognize Assignee as tenant under the Lease, provided that Assignee cures within said thirty (30) day period the defaults of Assignor under the Lease; and

(4) Agrees that Assignee may further assign the Lease to or enter into a sublease with a person, firm or corporation who shall agree to assume the tenant's obligations under the Lease and who is reasonably acceptable to Lessor and, upon such assignment, Assignee shall have no further liability or obligation under the Lease as assignee, tenant or otherwise, other than to certify that such additional assignee or sublessee operates the Premises demised by the Lease as a Treats Franchise; and

(5) Agrees that in the event of an assignment or sublease pursuant to Item 4 above, to execute a further Consent to Collateral Assignment of the Lease and Agreement by Landlord form in favor of EMC Group, Inc.


DATED: LESSOR:




















OWNERS' JOINDER, GUARANTY AND ASSUMPTION OF OBLIGATIONS

THIS GUARANTY AND ASSUMPTION OF OBLIGATIONS is given this ____ day _______________ of , 19_____ , by
(collectively, "GUARANTORS" and individually, a "GUARANTOR").

In consideration of, and as an inducement to, the execution of that certain Franchise Agreement of even date herewith (the "Agreement") by EMC Group, Inc., a Florida corporation (the "COMPANY ), each GUARANTOR hereby personally and unconditionally covenants and agrees to be bound by the provisions contained in Section 8, Section 9, Paragraph C(8) of Section 14 and Paragraphs C and D of Section 17 of the Agreement, and guarantees to COMPANY, and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement that ("FRANCHISEE") shall punctually pay and perform each and every undertaking, agreement and covenant set forth in the Agreement, and agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement.

Each GUARANTOR waives acceptance and notice of acceptance by COMPANY of the foregoing undertakings; notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; any right to require that an action be brought against FRANCHISEE or any other person as a condition of liability; and any and all other notices and legal or equitable defenses to which he may be entitled.

Each GUARANTOR consents and agrees that his direct and immediate liability under this guaranty shall be joint and several; that he shall render any payment or performance required under the Agreement upon demand if FRANCHISEE fails or refuses to do so punctually; that such liability shall not be contingent or conditioned upon pursuit by COMPANY of any remedies against FRANCHISEE or any other person or entity; and that such liability shall not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which COMPANY may from time to time grant to FRANCHISEE or to any other person, including, without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable during the term of the Agreement.

IN WITNESS WHEREOF, each GUARANTOR has hereunto affixed his signature on the same day and year as the Agreement was executed.

GUARANTORS: